Exhibit 99.1

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Rasmus Gerdeman
(312) 428-2657

MILLER INDUSTRIES REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS

CHATTANOOGA, Tenn., March 7, 2018/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the fourth quarter and full year ended December 31, 2017.

For the fourth quarter of 2017, net sales were $159.7 million, an increase of 7.5%, compared to $148.6 million for the fourth quarter of 2016. Net income in the fourth quarter of 2017 was $9.3 million, or $0.81 per diluted share, an increase of 108.8%, compared to net income of $4.5 million, or $0.38 per diluted share, in the prior year period.

Gross profit for the fourth quarter of 2017 was $18.5 million, or 11.6% of net sales, compared to $15.2 million, or 10.2% of net sales, for the fourth quarter of 2016. Selling, general and administrative expenses were $8.9 million, or 5.6% of net sales, compared to $7.5 million, or 5.0% of net sales, in the prior year period.

For the full year ended December 31, 2017, net sales were $615.1 million, an increase of 2.3% compared to $601.1 million in the prior year period. The Company reported net income of $23.0 million, or $2.02 per diluted share for the full year of 2017, an increase of 15.5% compared to net income of $19.9 million, or $1.75 per diluted share for the full year of 2016.

The year over year and fourth quarter increase in net income is primarily due to tax benefits related to the re-measurement of deferred taxes under the Tax Cut and Jobs Act of 2017 and the release of unrecognized tax benefits, both of which are reflected in the fourth quarter of 2017.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable March 26, 2018 to shareholders of record at the close of business on March 19, 2018.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company stated, “The fourth quarter represents a strong end to fiscal year 2017, with top-line growth of 7%, gross profit growth in excess of 20%, and income before income taxes growth of 25% as compared to the prior year quarter.”

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MILLER INDUSTRIES REPORTS 2017 FOURTH QUARTER RESULTS	PAGE 2

“Our 2017 results benefited significantly from changes in income tax provisions, despite offsetting effects related to increased employee benefit costs related to health care coverage. With the completion of more capital projects, operations have begun to integrate these improvements and we expect both enhanced production efficiencies and additional capacity as we position ourselves to meet heightened customer demand. To help finance these projects, our company had $10.6 million in borrowings outstanding as of December 31, 2017.”

“As we look into 2018, we believe that the investments in our facilities will support our strong backlog. We are positioned to move forward with confidence as we meet the increased demand for our products. However, we did experience some cost pressures during the fourth quarter related to higher employee benefits and raw materials. We will continue to monitor these costs closely. In addition, we are monitoring current discussions related to tariffs on steel and aluminum in order to determine the impact they may have on our raw material costs in the future.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, March 8, 2018, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/24945

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through March 22, 2018. The replay number is 1-844-512-2921, Passcode 9171343.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2017 FOURTH QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customers’ access to capital and credit to fund purchases; our dependence upon outside suppliers for our raw materials, including aluminum, steel, petroleum-related products and other purchased component parts; changes in price (including as a result of the imposition of tariffs) of aluminum, steel, petroleum-related products and other purchased component parts; delays in receiving supplies of such materials or parts; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; failure to comply with domestic and foreign anti-corruption laws; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2017, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our Company.

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Condensed Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31			December 31
			%			%
	2017	2016	Change	2017	2016	Change
NET SALES	$159,716	$148,594	7.5%	$615,101	$601,119	2.3%

COSTS OF OPERATIONS	141,263	133,438	5.9%	548,000	536,840	2.1%

GROSS PROFIT	18,453	15,156	21.8%	67,101	64,279	4.4%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	8,871	7,495	18.4%	35,561	32,318	10.0%

NON-OPERATING EXPENSES:
Interest Expense, Net	426	345	23.5%	1,588	1,161	36.8%

Other (Income) Expense, Net	203	174	16.7%	(387)	(277)	39.7%

Total Expenses	9,500	8,014	18.5%	36,762	33,202	10.7%

INCOME BEFORE INCOME TAXES	8,953	7,142	25.4%	30,339	31,077	-2.4%

INCOME TAX PROVISION	(343)	2,689	-112.8%	7,323	11,155	-34.4%

NET INCOME	$9,296	$4,453	108.8%	$23,016	$19,922	15.5%

BASIC INCOME PER COMMON SHARE	$0.81	$0.39	107.7%	$2.02	$1.76	14.8%

DILUTED INCOME PER COMMON SHARE	$0.81	$0.38	113.2%	$2.02	$1.75	15.4%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.17	5.9%	$0.72	$0.68	5.9%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,378	11,346	0.3%	11,368	11,346	0.2%
DILUTED	11,387	11,375	0.1%	11,385	11,374	0.1%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$21,895	$31,115
Accounts receivable, net of allowance for doubtful accounts of $1,038 and $1,004 at December 31, 2017 and December 31, 2016, respectively	132,699	125,383
Inventories, net	68,567	64,136
Prepaid expenses	4,272	5,006
Total current assets	227,433	225,640
PROPERTY, PLANT, AND EQUIPMENT, net	77,628	59,613
GOODWILL	11,619	11,619
OTHER ASSETS	558	566
	$317,238	$297,438

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$79,304	$85,116
Accrued liabilities	22,001	20,727
Long-term obligations due within one year	394	----
Total current liabilities	101,699	105,843
NONCURRENT TAXES PAYABLE	1,102	----
LONG TERM OBLIGATIONS	10,212	5,000
DEFERRED INCOME TAX LIABILITIES	1,125	1,993
SHAREHOLDERS' EQUITY:
Preferred stock, $.01 par value; 5,000,000 shares authorized, none issued or outstanding	----	----
Common stock, $.01 par value; 100,000,000 shares authorized, 11,378,482 and 11,346,060, outstanding at December 31, 2017 and December 31, 2016, respectively	114	113
Additional paid-in capital	150,699	150,404
Accumulated surplus	55,580	40,752
Accumulated other comprehensive income (loss)	(3,293)	(6,667)
Total Shareholders' Equity	203,100	184,602
	$317,238	$297,438